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                     November 22, 2022

       Gerald Laderman
       Executive Vice President and Chief Financial Officer
       United Airlines Holdings, Inc.
       233 South Wacker Drive
       Chicago, IL 60606

                                                        Re: United Airlines
Holdings, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 18,
2022
                                                            File No. 001-06033

       Dear Gerald Laderman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation